Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains ANNOUNCES START-UP OF UNIMIN FRAC SAND
TRANSLOADING OPERATIONS AT pIONEER Terminal

Rail Link, Inc. Contracted as Operator

WAYZATA, Minnesota, (June 10, 2014) — Dakota Plains Holdings, Inc. (“Dakota Plains” or “the Company”), (OTCQB: DAKP) is pleased to announce the commencement, on June 12, 2014, of its frac sand transloading operations at the Pioneer Terminal in New Town, North Dakota, through its new sand transloading joint venture.

As announced in August 2013, Dakota Plains and UNIMIN Corporation (“UNIMIN”), the world’s leading producer of quartz proppant, executed an agreement to construct a frac sand automated terminal with 8,000 tons of storage and a throughput capacity of 750,000 tons per year. The terminal is fully operational and will start-up this week.

Dakota Plains’ sand joint venture has entered into an agreement with Rail Link, Inc. (“Rail Link”), a wholly owned subsidiary of Genesee & Wyoming Inc. (NYSE: GWR), under which Rail Link will operate and maintain the Company’s frac sand transloading facility.

Chairman and Chief Executive Officer of Dakota Plains, Craig McKenzie, said, “We are pleased to commence our frac sand transloading operations at UNIMIN’s newly built, state-of-the-art facility at the Pioneer Terminal. This new operation will make Pioneer a major supplier of frac sand in the Williston Basin and is expected to generate about $2 million in earnings per year.”

Richard Grant, Director of Marketing of Rail Link, said, “On behalf of Rail Link, we look forward to working with the talented team at Dakota Plains to expand operations based on increased frac sand demand, and further develop an inbound oilfield products business at the Pioneer Terminal.”

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related E&P activity. For more information please visit the corporate website: www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.687.8080
www.dakotaplains.com	www.sardverb.com

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